UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2008

AMERICAS WIND ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

33-110052
(Commission File Number)

20-0177856
(IRS Employer Identification No.)

24 Palace Arch Drive, Toronto, Ontario M9A 2S1 Canada
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (416) 233-5670

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 2, 2008, we entered into a convertible loan agreement dated effective March 6, 2008, with Smart Goal Investment Limited wherein Smart Goal has agreed to loan our company $350,000. The loan is unsecured and convertible into common shares of our company. The loan bears interest at a rate of 2% above the Bank of Canada’s prime rate per annum and is to be paid in full one year from the advancement date. If the loan is not repaid by the due date, Smart Goal may exercise their rights to convert all or a portion of the total outstanding amount of the loan plus accrued interest as of that date into common shares of our company at $0.32 per share.

Item 3.02 Unregistered Sales Of Equity Securities

We have agreed to issue a warrant certificate for the right to purchase up to 546,875 shares of our common stock to Smart Goal pursuant to the terms of the convertible loan agreement. The warrants may be exercised by Smart Goal at any time during a period of two years from the advancement date of the loan. Each warrant is exercisable at a price of $0.35 per share.

The securities are to be issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 to one non-U.S. Person (as that term is defined in Regulation S under the Securities Act of 1933).

Item 9.01 Exhibits

10.1	Convertible Loan Agreement between our company and Smart Goal Investment Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAS WIND ENERGY CORPORATION

/s/ Harold C.F. Dickout
Harold C.F. Dickout
President, Chief Executive Officer,
Chairman and Director

Date: April 10, 2008